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                                   EXHIBIT 11

                           BANK OF BOSTON CORPORATION

                       Computation of Per Share Earnings

                   (in thousands, except per share amounts)

                                                                                       Years Ended December 31
                                                                              1993              1992              1991
                                                                              ----              ----              ----
     EARNINGS

1.   Net income (loss)                                                  $  299,026        $  278,881        $ (113,155)

2.   Less: Preferred dividends                                              34,689            19,870            13,205
                                                                         ---------         ---------         ---------

3.   Net income applicable to primary
      earnings per common share                                            264,337           259,011          (126,360)

4.   Add: Interest expense on convertible
      debentures, net of tax (a)                                             4,303             4,382
                                                                         ---------         ---------         ---------

5.   Net income applicable to fully diluted
      earnings per common share                                         $  268,640        $  263,393        $ (126,360)
                                                                         =========         =========         =========

     SHARES

6.   Weighted average number of common shares outstanding                  105,336           101,977            94,730

7.   Incremental shares from assumed exercise
      of dilutive stock options as of the beginning
      of the period using the treasury stock method (a)                        888             1,137

8.   Incremental shares from assumed conversion
      of debentures at date of issuance (a)                                  4,034             4,043
                                                                         ---------         ---------         ---------

9.   Adjusted number of common shares                                      110,258           107,157            94,730
                                                                         =========         =========         =========

     PER SHARE CALCULATION

10.  Primary net income per common share                                $     2.51        $     2.54        $    (1.33)
     (Item 3 + Item 6); see note below

11.  Fully diluted net income per common share                          $     2.44        $     2.45        $    (1.33)
     (Item 5 + Item 9); see note below

(a)  The effect of stock options and convertible debentures is excluded from the computation of fully diluted net income
     (loss) per common share in years in which their effect is antidilutive.

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Note - Income (Loss) per common share before extraordinary items and cumulative effect of changes in accounting principles, net of tax, on both a primary and fully diluted basis for the years ended December 31, 1993, 1992 and 1991 is computed by subtracting from the numerator the cumulative effect of accounting changes, net of tax, in 1993 of $24,203 and the extraordinary items of $72,968 and $7,758 in 1992 and 1991, respectively.